Exhibit 99.1

XPro™ Reduces Amyloid and Enhances Behavior Post Traumatic Brain Injury in an Animal Model of Alzheimer’s Disease: Supported by Department of Defense

XPro™ Treatment Post-TBI Prevents Short- and Long-Term Alzheimer’s-like Pathology in transgenic mice

Boca Raton, Florida, June 10, 2025 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease is collaborating with Kirsty Dixon PhD, Assoc Prof. of Surgery at Virginia Commonwealth University in Richmond, Virginia on the interaction of TBI and AD.  Prof Dixon and her team presented a poster at the Keystone Symposia’s Neurodegeneration section: Linking Cellular Pathways to Therapeutic Strategies in Whistler, British Columbia, Canada. The poster demonstrates that Traumatic Brain Injury (TBI) increases amyloid deposition in high-risk animals and that administration of XPro™ (XPro1595, pegipanermin) significantly reduces amyloid formation and improves clinical measures of brain function.

Traumatic Brain Injury is a well-established risk factor for Alzheimer’s disease (AD). TBI promotes neuroinflammation, increasing the inflammatory cytokine Tumor Necrosis Factor (solTNF), which has been implicated in AD progression. A key protein in AD pathogenesis is the enzyme β-secretase (BACE1), which cleaves amyloid precursor protein (APP) to generate neurotoxic amyloid beta (Aβ42), potentially leading to neuronal loss. Under pathological conditions, TNF receptor 1 (TNFR1) upregulates BACE1 and cell death pathways. Therefore, targeting TBI-induced solTNF/TNFR1 signaling may mitigate Aβ42 production and neuronal loss, providing a critical translational link between TBI and AD.

The study showed that TBI triggered a transient increase in TNFR1, BACE1, and Aβ42 expression in the hippocampus, peaking three days post-injury and returning to baseline by day seven. Administering XPro™ thirty minutes post-injury inhibited solTNF/TNFR1 activity and prevented elevations in TNFR1, BACE1, Aβ42, and caspase-3 levels. Immunofluorescence revealed that XPro™ treatment reduced intracellular neuronal amyloid accumulation in the hippocampus and improved neurological outcomes in treated animals.

“Our findings demonstrate that TBI exacerbates amyloidogenesis and behavioral deficits in the hippocampus through solTNF/TNFR1 signaling,” said Dr. Dixon. “These results support XPro as a promising treatment to reduce AD pathology risk post-TBI and elucidate a key cellular mechanism linking inflammation to neurodegeneration.” A collaborator to the study Elliott Mufson, PhD, professor of neurobiology, the Greening Chair for Neuroscience Research, and the director of the Alzheimer’s disease research laboratory at Barrow Neurological Institute said, “An important feature of these findings is that XPro targets neurobehavioral dysfunction resulting from brain trauma and age-related neurodegenerative disease, which holds great promise for people suffering from these disorders.”

“Traumatic brain injury from falls is a significant concern for the elderly population at risk for Alzheimer’s disease, as it accelerates dementia onset,” said RJ Tesi, MD, CEO of INmune Bio. “Effectively treating the resulting CNS pathology is critical to preserving cognitive function in this vulnerable group.”

Poster Number: 2537 Session: Poster Session 2: 6/10/2025
Neurodegeneration: Linking Cellular Pathways to Therapeutic Strategies;
 Poster Title: TBI-induced solTNF/TNFR1 exacerbates Alzheimer’s disease pathophysiology and neurological deficits
Authors: Chelsie N. Poffenberger, Subrat Poudel, Michelle M. Taylor, Elliott J. Mufson, Kirsty J. Dixon

About XPro™

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

Company Contact:

David Moss
Chief Financial Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com